Exhibit 10.6

CABLE ONE, INC.
DEFERRED COMPENSATION PLAN

(A Continuation of the Graham Holdings Company
Deferred Compensation Plan)

July, 2015

CABLE ONE, INC.

DEFERRED COMPENSATION PLAN

Section 1.  Purpose.

This Deferred Compensation Plan (the “Plan”) is an unfunded plan established for the purpose of providing a select group of management and other highly compensated employees the opportunity to defer the receipt of compensation payments that would otherwise become payable to them currently for the periods provided in the Plan.

This Plan is a spin off and continuation of the Graham Holdings Company Deferred Compensation Plan (the “Prior Plan”), with respect to Participants of the Prior Plan who were active participants immediately before the Effective and whose liabilities were spun off with the distribution by Graham Holdings Company (“Graham”) of its interest in Cable One, Inc. (such participants are referred to hereinafter as “Spin-off Participants”). It is the intent of the Company, as of the Effective Date, that the benefits in this Plan replicate the benefits of the Prior Plan as in effect immediately prior to the Effective Date, with no future deferrals after December 31, 2015, and the Plan shall be so interpreted. The Participant elections in the Prior Plan in effect immediately before the Effective Date shall continue to be effective, as of the Effective Date, for this Plan.

This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract of employment or part of a contract between the Company and any Employee, nor shall it be deemed to give any Employee the right to be retained in the employ of the Company, or to interfere with the right of the Company to discharge any Employee at any time, or to establish the terms and conditions of employment of any Employee.

Benefits from this Plan shall be payable solely from the general assets of the Company and Participants herein shall not be entitled to look to any source for payment of such benefits other than the general assets of the Company.

The Plan is intended to comply with Section 409A of the Code (“Section 409A”). It is the intent of the Company that all benefits under the Plan shall either be exempt from Section 409A or compliant with Section 409A, and any ambiguity under the Plan shall be interpreted, to the extent possible, consistently with that objective.

Section 2.  Definitions.

As used in this Plan, the following words shall have the following meanings:

“Account” is the Participant’s account in the Plan, consisting of Employee Contributions and Investment Credits thereon. A Participant’s Account may include separate subaccounts representing the value of a Participant’s Employee Contribution (and Investment Credits thereon) with respect to each Plan Year, and with respect to any amounts that are payable at different times or in different forms.

“Affiliate” means an entity (including the Company) that is treated as part of a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code. With respect to Spin-off Participants, prior to the Effective Date, the term “Affiliate” shall mean Graham and all other business entities that were, at such time, treated as a single employer with Graham under Sections 414(b), (c), (m) or (o) of the Code.

“Annual Incentive Compensation” means any bonus awarded to a Participant and payable in cash under the Company’s Incentive Compensation Plan or any other annual bonus program maintained by the Company or any other Affiliate.

“Beneficiary” means the person, persons or entity designated in writing by the Participant to receive his Account in the event of his death. If no effective designation of beneficiary is on file with the Committee, then such amounts that would otherwise be payable to a Beneficiary will be paid to the surviving spouse of the Participant, or, if there is no surviving spouse, then to the Participant’s estate.

“Code” means the Internal Revenue Code of 1986, as amended from time to time. References in the Plan to any Section of the Code shall include any successor provisions thereto. References to sections of the Code, or to the Code itself, shall include any applicable regulations and rulings thereunder, and any amendments thereto.

“Committee” means a committee of one or more persons appointed by the Company to administer the Plan.

“Company” means Cable One, Inc., a Delaware corporation, and any successors in interest thereto. Where required by context the term Company includes Affiliates.

“Controlled Group” means the Company and all Affiliates.

“Effective Date” means the date this Plan is first effective, which shall be the day of the distribution by Graham of its interest in Cable One, Inc, which is expected to be on or about July 1, 2015.

“Employee” means a common law employee of the Controlled Group, provided however that an Employee who becomes an independent contractor shall continue to be an Employee to the extent required by Section 409A.

“Employee Contribution” means the portion of the Participant’s Incentive Compensation for a particular Plan Year which the Participant elects in writing to defer hereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Incentive Compensation” means Annual Incentive Compensation and Long-Term Incentive Compensation.

“Investment Credit” means the amount credited to the Account of a Participant based on the balance of the Participant’s Account and the performance of the Investment Options the Participant has selected in his Investment Election.

“Investment Election” means an election filed by a Participant selecting the Investment Options that will be applicable to the Account of the Participant. The Committee shall determine the manner in which Investment Elections may be made and the frequency with which such elections may be prospectively changed.

“Investment Option” means a fund or index, as described in Section 4, to which a Participant may elect to have his Account, or a portion of his Account, indexed as if funds were actually so invested.

“Long-Term Incentive Compensation” means any bonus awarded to a Participant and payable in cash under the Performance Unit provisions of the Company’s Incentive Compensation Plan or another special long-term incentive compensation plan maintained by the Company or an Affiliate that provides the opportunity for a cash bonus payment at the end of a specified period (no less than two years) based on the attainment of specific performance goals.

“Participant” means (i) an Employee designated a Participant in this Plan by the Committee. As of the Effective Date, a Spin-off Participant shall be a Participant in this Plan. No person, other than a Spin-off Participant, shall become a Participant in the Plan on or after the Effective Date.

“Plan Year” means a calendar year.

“Section 409A” means Section 409A of the Code.

“Separation from Service” means a separation from service as defined in Section 409A. In determining whether a Separation of Service has occurred, service as a Director is considered separately from service as an Employee. It is not considered a Separation from Service when a Participant is transferred from the Company to an Affiliate or from an Affiliate to the Company or another Affiliate. A Separation from Service as an Employee will be deemed to occur at any time that an Employee and the Committee reasonably anticipate that the bona fide level of services the employee will perform (whether as an employee or an independent contractor) will be permanently reduced to a level that is less than 50 percent of the average level of bona fide services the Employee performed during the immediately preceding 36 months (or the entire period the Employee has provided services if the Employee has been providing services to the Controlled Group for less than 36 months).

Section 3.  Deferral Elections

(a)            Subject to the limitations described below, each Participant may elect to have the payment of a specified amount or percentage of his Incentive Compensation deferred pursuant to this Plan as an Employee Contribution to his Account, provided that the Employee Contribution for a Participant for a Plan Year shall not be less than $10,000.

(b)            Timing of Receipt of Deferral Election. A deferral election must be an irrevocable written election made on a form prescribed by the Committee within a period of time specified by the Committee. The deferral election must actually be received by the Committee no later than: (1) in the case of Annual Incentive Compensation, December 31 preceding the Plan Year in which such Incentive Compensation is earned, and (2) in the case of Long-Term Incentive Compensation, December 31 preceding the first Plan Year in the period for which such Incentive Compensation is earned. Notwithstanding the foregoing, in the event any Incentive Compensation (i) constitutes performance-based compensation under Section 409A, and (ii) is payable with respect to any period of at least 12 months, the deferral election may be received no later than six months before the end of the period for which such Incentive Compensation is earned, provided that the Participant performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date a deferral election is made, and provided further that an election to defer performance-based compensation may not be made after such compensation has become readily ascertainable. In the event a Participant is first eligible under this Plan or any plan of deferred compensation of the Controlled Group, the deferral election must be received by the Committee no later than 30 days following the date the Participant first becomes eligible to participate in the Plan, and, except as otherwise permitted under Section 409A, such deferral election shall apply only to Incentive Compensation earned after the date of the Participant’s deferral election. The Committee may establish deadlines for receipt of deferral elections that are earlier (but not later) than the dates specified above. No deferral election may be filed at any time on or after the Effective Date. Deferral Elections from the Prior Plan carry over into this Plan.

(c)            Payment Commencement Date and Payment Form. Each deferral election shall set forth the Payment Commencement Date and the Payment Form for the Employee Contribution for the calendar year covered by the election. The Payment Commencement Date and the Payment Form are not required to be the same for each calendar year. The Payment Commencement Date is limited as follows. The Participant may elect commencement to begin on a specified date or upon Separation from Service. In the event the Participant elects commencement upon Separation from Service, the Payment Commencement Date shall be the first day of the seventh month following Separation from Service. In the event the Participant elects commencement on a specified date, the specified date must be the first day of a calendar month, and if it is not, it will be deemed to be the first day of the calendar month containing the date specified by the Participant. A specified date must be an actual calendar date and cannot be the occurance of an event. A specified date may not be later than the first day of the calendar month immediately following the date the Participant attains age 65. With respect to elections applicable to Employee Contributions after December 31, 2013, if the Participant elects payment on a specified date, the Payment Commencement Date shall be the earlier of such specified date or the first day of the seventh calendar month following Separation from Service.

(d)            Payment Form. The Payment Form shall be, as elected by the Participant, a single lump sum or annual installments for a period not to exceed ten years. Each installment shall be equal to the Account Balance (or, as the case may be, the balance of the relevant subaccount) divided by the number of remaining installments, including the current installment. With respect to elections applicable to Employee Contributions after December 31, 2013, if the Participant elects payment on a specified date and annual installments, any balance remaining on the first day of the seventh calendar month following Separation from Service shall be paid to the Participant on such date.

(e)            Changes in Elections. After the latest date that a deferral election may be made, a Participant may not change the election, except as follows. A Participant may file a change in the Payment Commencement Date and/or Payment Form with respect to his deferral election for any Plan Year, provided that (1) such change will be given effect only if made at least 12 months before the previously elected Payment Commencement Date (or at least 12 months before actual Separation from Service if the previously elected Payment Commencement Date was based on Separation from Service), and (2) any such change must delay the Payment Commencement Date by a minimum of 60 months. With respect to elections under this subsection relating to installment payments, for purposes of applying Section 409A, a series of installment payments shall be treated as a single payment.

(f)            The Committee may, from time to time, set limitations on the amount of a Participant’s Incentive Compensation which may be subject to deferral under this Plan, including but not limited to establishing annual limitations relating to particular employment positions or levels of Participants and/or compensation levels. Any applicable limitations will be set forth on the deferral election form relating to the Plan Year for which such limitations are applicable.

(g)            A Participant will be 100% vested in his Account at all times.

Section 4.  Treatment of Deferred Amounts.

(a)            The Company shall maintain on its books an Account for each Participant, and a separate subaccount for each Participant with respect to each Plan Year. The amount of any Employee Contribution shall be credited to the Participant’s Account on the date on which the Incentive Compensation would have been payable to the Participant but for the deferral under this Plan.

(b)            Each Participant’s Account shall be deemed to earn Investment Credits reflecting gains or losses in accordance with the Participant’s individual Investment Election. The Committee shall determine the Investment Options that will be offered, and may change such Investment Options from time to time. Such determination shall not be a fiduciary function and no Participant has any right to any particular Investment Option. For the avoidance of doubt, an Investment Option does not imply the actual investment of money in a particular fund, but rather represents a notional account representing the total amount of a Participant’s Account computed as if actual funds were so invested.

(c)            Each Participant must file an Investment Election at the time he first files a deferral election. A Participant may file a new Investment Election at and as of such times as the Committee shall determine. In the event a Participant fails to complete a valid Investment Election, his Account will be credited with the Investment Credits equivalent to the rates of return generated by the money market option (or most similar investment option) under the Company’s 401(k) plan.

(d)            The Company will credit Investment Credits (which may be positive or negative), in accordance with the Participant’s Investment Election, calculated no less frequently than the last day of each calendar quarter.

(e)            No assets shall be segregated or earmarked in respect of any Participant’s Account and no Participant shall have any right to assign, transfer, or pledge his interest, or any portion thereof, in his Account. The Plan and the crediting of Accounts hereunder shall not constitute a trust and shall merely be for the purpose of recording an unsecured contractual obligation. All amounts payable pursuant to the terms of this Plan shall be paid from the general assets of the Company.

(f)            Until the entire balance in all of the Accounts of a Participant has been paid in full, the Company will furnish or cause to be furnished to each Participant a report, at least annually, setting forth the credits and debits to his Account and the balance of such Account.

Section 5.  Payment of Deferred Accounts.

(a)            The amount to be paid to a Participant on the Payment Commencement Date shall be computed on the basis of the balance of the Participant’s Account on such date.

(b)            All payments of amounts under this Plan shall be made in cash.

(c)            Notwithstanding the Payment Commencement Date and Payment Form elected by the Participant, if a Participant dies or becomes permanently disabled before his entire Account has been paid to him, the entire Account shall be payable in a lump sum to such Participant (or, in the case of death, to his Beneficiary) as soon as practical but not more than 90 days following the event giving rise to such payment. A Participant is permanently disabled if the Participant is receiving income replacement benefits for a period of not less than three months under an accident and health plan of the Company by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(d)            All or a portion of a Participant’s Account may be paid to the Participant upon the Participant’s incurring an unforeseeable emergency within the meaning of Section 409A. In such event, the amount payable with respect to the unforeseeable emergency shall not exceed the amount necessary to satisfy the emergency plus the amount necessary to satisfy taxes reasonably anticipated as a result of the emergency payment. The amount necessary to satisfy the emergency shall be determined taking into account the extent to which the financial hardship caused by the emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

(e)            To the extent consistent with Section 409A, the Committee shall cause the Account, or an appropriate portion thereof, to be paid in accordance with a qualified domestic relations order as defined in Section 414(p) of the Code.

(f)            The Committee shall have the authority to require deferral of a Participant’s Account beyond the elected Payment Commencement Date to the extent necessary to avoid a limitation on the deductibility by the Company of the deferred amount under Section 162(m) of the Code, as permitted under Section 409A.

Section 6.  Administration and Amendment

(a)            This Plan shall be administered by the Committee. All decisions and interpretations of the Committee shall be conclusive and binding on the Company, its Affiliates and the Participants. The Committee may at any time terminate an Employee’s designation as a Participant, in which event the employee shall not be permitted to defer additional Incentive Compensation under the Plan. No such change in designation shall otherwise affect such a Participant’s rights under the Plan.

(b)            The Company may at any time amend the Plan, including an amendment to suspend or terminate the right of Participants to defer Incentive Compensation under the Plan. No such amendment shall adversely affect a Participant’s rights with respect to Deferred Compensation credited to the Participant’s Account before such amendment, including the right to be credited with Investment Credits for the period of time after such amendment as long as there continues to be a positive balance in the Participant’s Account. To the extent permitted under Section 409A, the Company may in its discretion terminate the Plan and distribute all Accounts within twelve months of a change in control of the Company, as defined for purposes of Section 409A.

(c)            Notwithstanding any other section of this Plan, if a Participant is discharged by the Company or an Affiliate for “cause,” such Participant’s Investment Credits shall be reduced to the lesser of (1) the Participant’s actual Investment Credits up to the date of discharge or (2) the Investment Credits that would have been credited under the money market fund in the Company’s 401(k) plan (or the most similar fund if there is no money market fund in the Company’s 401(k) plan), and from the date of discharge to the date of payment hereunder, Investment Credits shall be at such money market rate. A Participant’s discharge shall be considered for “cause” if it is because of: (i) conduct that the Participant knew or should have known was detrimental to legitimate interests of the Company or its Affiliates; (ii) dishonesty; (iii) fraud; (iv) misappropriation of funds or confidential, secret or proprietary information belonging to the Company or an Affiliate; (v) or commission of a crime.

(d)            The Company’s sole obligation under this Plan is to pay the benefits provided for herein and neither the Participant nor any other person shall have any legal or equitable right against the Company, any Affiliate, the Committee or any officer or employee of the Company or any Affiliate other than the right against the Company to receive such payments from the Company provided herein.

(e)            The Company shall bear all expenses incurred by it in administering this Plan.

Section 7.  Disputed Claims Procedure

If a Participant or Beneficiary (collectively, “Claimant”) has a complaint about the Plan’s operation or about Plan benefits, the Claimant has the right to have the complaint reviewed by the Committee. All complaints and claims for benefits must be submitted in writing. All such complaints must be submitted within the “applicable limitations period.” The “applicable limitations period” is two years, beginning on the earlier of (i) the date on which the payment was made, or (ii) for all other claims, the date on which the action complained or grieved of occurred.

Within 60 days after a claim is received, the Claimant will be notified in writing by the Committee of its decision. If special circumstances require an extension of up to 60 additional days of time for processing, the Committee will provide written notice of the extension prior to the expiration of the initial 60-day period. If the claim is denied or partially denied, the written notice will outline:

▪	The specific reasons for the denial,

▪	The provisions of the Plan on which the denial is based,

▪	The procedures for having the request reviewed, and

▪	Additional information needed to process the request and an explanation of why this information is necessary.

The Claimant may ask for a review of the denied request within 60 days after receipt of the notice of denial. If an appeal is not filed within this 60-day period, an appeal cannot be filed at a later date.

To appeal a denial a Claimant must request a review by the Committee, or an appeals committee appointed by the Committee. Any such request must be in writing and include:

▪	The reasons that support the claim,

▪	The reasons the claim should not have been denied,

▪	All written evidence that supports the claim, and

▪	Any other appropriate issues or comments.

The appeal must include all documentary evidence necessary to support the claim and must state the reasons that the Claimant is eligible for the benefit claimed. The appeals committee will make its decision based on the record and the arguments that presented, including any evidence presented in the initial claim.

A Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to a claim. If this information is requested in order to perfect an appeal, or to file a claim, and there is a delay in providing it, the applicable time limits will be extended by the period of the delay. A Claimant may also request in writing that copies of the Plan document be made available for examination.

The Committee normally will reach a decision no later than 60 days after it receives a request for review. If needed, the Committee will send a written notice of an extension of this period of up to 60 additional days. The Committee’s decision will be in writing and will include specific reasons for the decision and references to the Plan provisions that apply.

Legal action may not be brought against the Committee or the Company without first pursuing the claims procedures. Any legal action to recover a benefit under this Plan must be filed within one year of the Committee’s decision on appeal. Failure to file suit within this time period will extinguish any right to benefits under the Plan.

IN WITNESS WHEREOF, the Company has caused this Plan to be adopted on this   28th   day of   May   , 2015.

Cable One, Inc.

By:	/s/ Eric Lardy

Title:	VP of Strategy & Finance